Exhibit 10.3

EXECUTION VERSION

AMENDED AND RESTATED VOTING AGREEMENT

This Amended and Restated Voting Agreement (this “Agreement”) is entered into as of December 12, 2018, between One Madison Corporation, a Cayman Islands exempted company (the “Company”), BSOF Master Fund L.P., a Cayman Islands exempted limited partnership (“BSOF I”), and BSOF Master Fund II L.P., a Cayman Islands exempted limited partnership (“BSOF II” and, together with BSOF I, the “BSOF Entities”).

Recitals

WHEREAS, the Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

WHEREAS, the Company, the BSOF Entities and One Madison Group LLC, a Delaware limited liability company, are parties to the Strategic Partnership Agreement, dated as of December 15, 2017 (the “Strategic Partnership Agreement”), pursuant to which the BSOF Entities agreed to act as a strategic partner to the Company;

WHEREAS, BSOF I and BSOF II are the owners of 3,440,000 and 560,000 Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), of the Company, respectively, (together with any Class A Shares which BSOF I or BSOF II acquires beneficial ownership of prior to the completion of the Ranpak Business Combination (as defined below), the “Covered Shares”);

WHEREAS, the Company intends to enter into a Stock Purchase Agreement in substantially the form attached hereto as Exhibit A (the “Stock Purchase Agreement”) pursuant to which the Company will acquire from Rack Holdings L.P., a Delaware limited partnership, all of the issued and outstanding shares of capital stock of Rack Holdings Inc., a Delaware corporation (“Ranpak”), on the terms and subject to the conditions set forth therein (the “Ranpak Business Combination”);

WHEREAS, the parties entered into that certain Voting Agreement dated as of November 12, 2018 (the “Original Voting Agreement”), pursuant to which the BSOF Entities agreed, among other things, (i) to vote all of the Covered Shares in favor of any shareholder approvals sought by the Company in connection with the Ranpak Business Combination and (ii) not to exercise their right to redeem the Covered Shares in connection with the Ranpak Business Combination; and

WHEREAS, the parties wish to amend and restate the Original Voting Agreement its entirety as set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Voting. Subject to Section 6(a) (Negotiation of Stock Purchase Agreement), each BSOF Entity hereby agrees that it shall vote any Covered Shares owned by it in favor of any shareholder approvals sought by the Company in connection with the Ranpak Business Combination. If a BSOF Entity fails to vote any Covered Shares it is required to vote hereunder in favor of any shareholder approvals sought by the Company in connection with the Ranpak Business Combination, such BSOF Entity hereby grants hereunder to the Company and any representative designated by the Company without further action by such BSOF Entity a limited irrevocable power of attorney to effect such vote on behalf of such BSOF Entity, which power of attorney shall be deemed to be coupled with an interest.

2. Redemption. Each BSOF Entity hereby waives, with respect to the Covered Shares, any redemption rights it may have in connection with the consummation of the Ranpak Business Combination, including any such rights available in the context of a shareholder vote to approve the Ranpak Business Combination.

3. Transfers. Each BSOF Entity agrees that it shall not Transfer (as defined below) any of the Covered Shares prior to the completion of the Ranpak Business Combination, without the prior written consent of the Company, unless, as a condition to effecting such Transfer, such BSOF Entity enters into a written agreement with the transferee pursuant to which such transferee agrees to be bound by the provisions of this Agreement with respect to the Covered Shares acquired by such transferee. As used in this Agreement, “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder) with respect to, any of the Covered Shares (excluding any pledges in the ordinary course of business for bona fide financing purposes or as part of prime brokerage arrangements, so long as such pledge would not result in a BSOF Entity being unable to honor its obligations under this Agreement) or (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Covered Shares, whether any such transaction is to be settled by delivery of such Covered Shares, in cash or otherwise, but, in each case of clause (i) or (ii), only if such transaction would result in a BSOF Entity being unable to honor its obligations under this Agreement.

4. Representations and Warranties of the BSOF Entities. Each BSOF Entity represents and warrants to the Company as follows, as of the date hereof:

a. Organization and Power. Such BSOF Entity is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation (if the concept of “good standing” is a recognized concept in such jurisdiction) and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

b. Authorization. Such BSOF Entity has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such BSOF Entity, will constitute the valid and legally binding obligation of such BSOF Entity, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or any other laws of general application affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

c. Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Company in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such BSOF Entity in connection with the consummation of the transactions contemplated by this Agreement or the Ranpak Business Combination.

d. Compliance with Other Instruments. The execution, delivery and performance by such BSOF Entity of this Agreement and the consummation by such BSOF Entity of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, if applicable, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to such BSOF Entity, in each case (other than clause (i)), which would have a material adverse effect on such BSOF Entity or its ability to consummate the transactions contemplated by this Agreement.

5. Representations and Warranties of the Company. The Company represents and warrants to the BSOF Entities as follows:

a. Organization and Corporate Power. The Company is a company duly incorporated and validly existing and in good standing as a company under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company has no subsidiaries.

b. Authorization. The Company has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Company, will constitute the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or any other laws of general application affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

c. Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the BSOF Entities in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

d. Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its articles of association, Charter or other governing documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.

6. Additional Agreements and Acknowledgements of the BSOF Entities.

a. Negotiation of Stock Purchase Agreement. The Company (i) is hereby authorized to negotiate and enter into the Stock Purchase Agreement, the other Transaction Documents (as defined in the Stock Purchase Agreement) and the Debt Commitment Letters (as defined in the Stock Purchase Agreement) and (ii) subject to the other provisions of this Agreement, including Section 6(b), may amend or waive any provision of the Stock Purchase Agreement, any other Transaction Document or any Debt Commitment Letter or take or consent to any action in connection with the Stock Purchase Agreement, the other Transaction Documents or the Debt Commitment Letters; provided that (x) the Base Consideration (as defined in the Stock Purchase Agreement) shall not exceed $950,000,000, (y) the amount of debt financing obtained by the Company for the Ranpak Business Combination shall not exceed $650,000,000, and (z) the other terms of the Stock Purchase Agreement shall not be changed from the form set forth on Exhibit A in a manner that would reasonably be expected to adversely and materially impact the economic benefits expected to be derived by the Company from the Ranpak Business Combination. Upon entry into the Stock Purchase Agreement, the Company shall provide the BSOF Entities with a copy of the final executed Stock Purchase Agreement.

b. Amendment of Stock Purchase Agreement. After the Company has entered into the Stock Purchase Agreement, the Company shall give written notice (the “Amendment Notice”) to the BSOF Entities in the event that any material amendment to the Stock Purchase Agreement is proposed, describing in detail such material amendment. Upon receipt of the Amendment Notice, the BSOF Entities shall have ten (10) business days (the “Amendment Notice Period”) to deliver to the Company a written notice (the “Amendment Response”), which shall specify whether the BSOF Entities consent to the amendment to the Stock Purchase Agreement. Any Amendment Response so delivered shall be binding upon delivery and irrevocable by the BSOF Entities. If the BSOF Entities do not deliver an Amendment Response before the expiration of the Amendment Notice Period, the BSOF Entities shall be deemed to have not consented to the amendment to the Stock Purchase Agreement. Prior to entering into any such material amendment to the Stock Purchase Agreement, the Company shall have received the consent of the BSOF Entities.

c. Trust Account.

i. The BSOF Entities hereby acknowledge that they are aware that the Company established a trust account (the “Trust Account”) for the benefit of its public shareholders at the closing of the initial public offering. Each BSOF Entity, for itself and its affiliates, hereby agrees that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, or any other asset of the Company as a result of any liquidation of the Company.

ii. Each BSOF Entity hereby agrees that it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future. In the event a BSOF Entity has any Claim against the Company under this Agreement, such BSOF Entity shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the property or any monies in the Trust Account.

d. PIPE Financing. BSOF I and BSOF II each acknowledges that the Company has notified such BSOF Entity that, in connection with the Ranpak Business Combination, the Company intends to enter into subscription agreements with certain persons, pursuant to which such persons will subscribe for a total of 14,200,000 Class A Shares, Class C Shares and/or preference shares (and/or securities convertible into Class A Shares, Class C Shares and/or preference shares), at a purchase price of $10.00 per share and on the terms set forth in the form of the subscription agreement provided to such BSOF Entity, which shares will be issued by the Company immediately prior to the completion of the Ranpak Business Combination for the purpose of obtaining financing to be used by the Company in connection with the completion of the Ranpak Business Combination, including backstop financing to replace funds in the Trust Account in the event that any public shareholders of the Company exercise their right of redemption in connection with the Ranpak Business Combination (collectively, the “PIPE Financing”). BSOF I and BSOF II each hereby waives any right it has under the Strategic Partnership Agreement to receive notice of, and to participate in, the PIPE Financing. To the extent required by the Strategic Partnership Agreement, BSOF I and BSOF II each hereby consents to the PIPE Financing.

7. Termination. This Agreement (i) will terminate automatically upon the completion of the Ranpak Business Combination or the termination of the Stock Purchase Agreement in accordance with its terms and (ii) may be terminated at any time prior to the completion of the Ranpak Business Combination by mutual written consent of the Company and the BSOF Entities. In the event of any termination of this Agreement pursuant to this Section 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the BSOF Entities or the Company and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 7 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

8. General Provisions.

a. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications sent to the Company shall be sent to: One Madison Corporation, 3 East 28th Street, 8th Floor, New York, New York 10016, Attn: David Murgio, Secretary, email: dmurgio@onemadisongroup.com, with a copy to the Company’s counsel at: Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, Attn: Deanna L. Kirkpatrick, Esq., email: deanna.kirkpatrick@davispolk.com, fax: (212) 701-5135, and John B. Meade, Esq., email: john.meade@davispolk.com, fax: (212) 701-5077, and Lee Hochbaum, Esq., email: lee.hochbaum@davispolk.com, fax (212) 701-5736.

All communications to the BSOF Entities shall be sent to the BSOF Entities’ address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 8(a).

b. Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the completion of the Ranpak Business Combination.

c. Amendment and Restatement; Entire Agreement. This Agreement amends and restates the Original Voting Agreement in its entirety. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

d. Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

e. Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

f. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

g. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

h. Governing Law. This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

i. Jurisdiction. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

j. Waiver of Jury Trial. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

k. Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the written consent of the Company and the BSOF Entities.

l. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

m. Expenses. Each of the Company and the BSOF Entities will bear their own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

n. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

o. Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

p. Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement. Each BSOF Entity hereby acknowledges that in connection with its examination of certain confidential information that has been or will be provided to it and/or its representatives regarding the proposed Ranpak Business Combination, such BSOF Entity and/or its representatives may have access to material non-public information concerning the Company and Ranpak. Each BSOF Entity agrees to keep this information confidential. Each BSOF Entity acknowledges that it is aware (and that its representatives have been or will be advised by it) that the United States and other applicable securities laws prohibit any person who has received from an issuer material nonpublic information relating to such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

q. Specific Performance. The BSOF Entities agree that irreparable damage would occur in the event that any provision of this Agreement was not performed by the BSOF Entities in accordance with the specific terms hereof or was otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that the Company shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of the BSOF Entities, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. The Company, in seeking an injunction, a decree or order of specific performance, shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which the Company is entitled at law or in equity.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

BSOF I:

BSOF Master Fund L.P.	Address for Notices:	345 Park Avenue New York, NY 10154

By:	/s/ Peter Koffler	E-mail:	Koffler@blackstone.com
Name: Peter Koffler
Title: Authorized Person

BSOF II:

BSOF Master Fund II L.P.	Address for Notices:	345 Park Avenue New York, NY 10154

By:	/s/ Peter Koffler	E-mail:	Koffler@blackstone.com
Name: Peter Koffler
Title: Authorized Person

[Signature Page to Amended and Restated Voting Agreement]

COMPANY:

ONE MADISON CORPORATION

By:	/s/ Omar M. Asali
Name: Omar M. Asali
Title: Chairman and Chief Executive Officer

[Signature Page to Amended and Restated Voting Agreement]

Exhibit A

Form of Stock Purchase Agreement